Exhibit 10.4.1

Radiant Systems, Inc.

Third Amendment to Lease

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”), made and entered into by and between CASTLE INVESTMENT COMPANY, INC. (hereinafter referred to as “Landlord”), and RADIANT SYSTEMS, INC. (hereafter referred to as “Tenant”), as of this 22nd day of September, 2009 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, under date of November 11, 1997, Landlord’s predecessor-in-interest, Meadow’s Industrial, LLC (“Meadows”) and Tenant entered into a Lease Contract for an original term of sixty (60) months, covering premises (the “Original Premises”) described as 54,798 square feet of office and warehouse space located within the building having an address of 6610 Shiloh Road, Alpharetta, Georgia 30005 (the “6610 Building”).

WHEREAS, under date of August 14, 1998, Meadows and Tenant entered into a First Amendment to Lease (the “First Amendment”) for the purposes of expanding into the 46,772 square feet (“Expansion Space #1”) of contiguous space to the Original Premises resulting in an aggregate size space leased by Tenant of 101,570 square feet (said 101,570 square feet of space being referred to herein as the “Existing Premises”) and to extend the term of the Lease Contract.

WHEREAS, under date of July 24, 2003, Landlord and Tenant entered into a Second Lease Extension and Modification Agreement (the “Second Amendment”) to extend the term of the Lease Contract until January 8, 2011 (the “Current Expiration Date”) (the Lease Contract, as amended by the First Amendment and Second Amendment is collectively referred to herein as the “Lease”).

WHEREAS, Tenant has continued to occupy the Existing Premises under the provisions of the Lease.

WHEREAS, Landlord and Tenant now desire through this Third Amendment to reduce the rent applicable to the Existing Premises; expand the Existing Premises by adding that certain 31,523 square feet of office and warehouse space identified on the floor plan attached hereto as Exhibit A (the “Expansion Space”) located within the adjacent building known as 6590 Shiloh Road (the “6590 Building”) such that, after such expansion, the total square footage of space leased by Tenant shall consist of 133,093 square feet (the Existing Premises and Expansion Space being referred to collectively herein as the “Premises”); to extend the term of the Lease for the Premises until December 31,2017 (the “Revised Expiration Date”) and to provide for certain other matters as set forth below.

NOW THEREFORE, in consideration of TEN DOLLARS ($10.00) paid by each party to the other, the parties do hereby agree as follows:

A. INCORPORATION OF RECITALS – The above recitals are hereby incorporated herein by this reference.

Radiant Systems, Inc.

Third Amendment to Lease

B. ADDITION OF EXPANSION SPACE – Effective as of the earlier to occur of (i) June 1, 2010, (ii) the date Tenant takes occupancy of the Expansion Space for the purposes of commencing its business operations, or (iii) the date Tenant takes possession of the Expansion Space for the purposes of commencing Tenant’s Work (the “Expansion Space Commencement Date”) the space subject to the Lease shall be expanded to include the Expansion Space. Accordingly, Tenant shall have the right to occupy the Expansion Space for all purposes commencing on and as of the Expansion Space Commencement Date. The lease of the Expansion Space shall be upon all of the same terms and conditions as the Lease of the Existing Premises except as otherwise provided for to the contrary herein. With respect to the foregoing, Landlord acknowledges and agrees that, from and after the Expansion Space Commencement Date, Tenant shall have the right of use, free of additional charge, of all common areas serving the 6590 Building, including, but not limited to all parking and drive areas. The use of the parking areas serving the 6590 Building shall, at all times, be on a non-exclusive, first-come, first-serve basis, provided, however, in no event shall Tenant have a right to utilize any more than its applicable Proportionate Share of such parking areas and in no event shall Landlord grant any parking rights to any other tenants of Landlord or to any other parties which might reasonably be expected to result in the overburdening of such parking areas. Accordingly, in no event shall Landlord grant any other tenant a right to use more than its respective proportionate share of such parking areas serving 6590 Building. Further, for the purpose of clarification, it is acknowledged and agreed that as Tenant occupies 100% of the 6610 Building, Tenant shall, at all times, have the exclusive right of use in and to all parking areas serving the 6610 Building.

C. EXTENSION OF LEASE TERM – The term of this Lease, as modified herein, is hereby extended to run through the Revised Expiration Date.

D. MODIFICATION OF BASE RENT SCHEDULE – The base rent applicable to the Premises (such Premises being comprised of only the Existing Premises from and after the Effective Date hereof through the date preceding the Expansion Space Commencement Rate, and being comprised of the Existing Premises and Expansion Space from and after the Expansion Space Commencement Date) is hereby modified to be as follows:

From and after the Effective Date hereof through September 30, 2009, the base rent due and payable under the Lease remains unchanged. From and after October 9, 2009 through the Revised Expiration Date, the monthly base rent due and payable under the Lease shall be as follows:

OCTOBER 9, 2009 THROUGH OCTOBER 31, 2009	Twenty-three (23)
TWENTY-SIX THOUSAND, EIGHT HUNDRED EIGHTY-ONE AND 25/100 DOLLARS ($26,881.25) in advance	Days

NOVEMBER 1, 2009 THROUGH MAY 31, 2010	Seven (7)
THIRTY-FIVE THOUSAND, FIVE HUNDRED FORTY-NINE AND 50/100 DOLLARS ($35,549.50) monthly in advance	Months

JUNE 1, 2010 THROUGH DECEMBER 31, 2010	Seven (7)
FORTY-ONE THOUSAND SIXTY-SIX AND 03/100 DOLLARS ($41,066.03) monthly in advance	Months

JANUARY 1, 2011 THROUGH DECEMBER 31,2011	Twelve (12)
FORTY-NINE THOUSAND THREE HUNDRED FIFTY-FIVE AND 32/100 DOLLARS ($49,355.32) monthly in advance	Months

JANUARY 1, 2012 THROUGH DECEMBER 31, 2012	Twelve (12)
FIFTY THOUSAND SEVEN HUNDRED NINETY-SEVEN AND 16/100 DOLLARS ($50,797.16) monthly in advance	Months

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Third Amendment to Lease

JANUARY 1, 2013 THROUGH DECEMBER 31, 2013	Twelve (12)
FIFTY-TWO THOUSAND THREE HUNDRED FORTY-NINE AND 92/100 DOLLARS ($52,349.92) monthly in advance	Months

JANUARY 1, 2014 THROUGH DECEMBER 31 2014	Twelve (12)
FIFTY-THREE THOUSAND, NINE HUNDRED TWO AND 67/100 DOLLARS ($53,902.67) monthly in advance	Months

JANUARY 1, 2015 THROUGH DECEMBER 31, 2015	Twelve (12)
FIFTY-FIVE THOUSAND, FIVE HUNDRED SIXTY-SIX AND 33/100 DOLLARS ($55,566.33) monthly in advance	Months

JANUARY 1, 2016 THROUGH DECEMBER 31, 2016	Twelve (12)
FIFTY-SEVEN THOUSAND, TWO HUNDRED TWENTY-NINE AND 99/100 DOLLARS ($57,229.99) monthly in advance	Months

JANUARY 1, 2017 THROUGH DECEMBER 31, 2017	Twelve (12)
FIFTY-EIGHT THOUSAND, EIGHT HUNDRED NINETY-THREE AND 66/100 DOLLARS ($58,893.66) monthly in advance	Months

E. MODIFICATION OF SHARED OPERATING EXPENSES / TENANT’S PROPORTIONATE SHARE – Section 4 “Taxes”, Section 6 “Tenant’s Repairs and Obligations”, Section 12 “Insurance” and Section 27 “Miscellaneous” of the Lease, shall be modified as follows:

a. (1) With respect to taxes, common area maintenance costs and insurance costs, provided for under Sections 4, 6(D) and 12 of the Lease (such costs being collectively referred to herein as the “Shared Operating Expenses”) which Landlord allocates to the 6610 Building, Tenant’s “Proportionate Share” as defined in Section 27(b) of the Lease shall be 100% as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Building. Landlord shall equitably adjust Tenant’s Proportionate Share (as well as all other of the 6610 Building’s tenant’s respective proportionate shares) for any item of expense or cost that relates to a repair, replacement, or service that benefits only the Premises (or such other tenant(s) space within the 6610 Building) or that varies with occupancy or use.

(2) Subject to the provisions below, with respect to Shared Operating Expenses which Landlord reasonably allocates to the 6590 Building, Tenant’s “Proportionate Share”, as defined in Section 27(b) shall be 33.70% as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Building. Landlord shall equitably adjust Tenant’s Proportionate Share (as well as all other of the 6590 Building’s tenant’s respective proportionate shares) for any item of expense or cost that relates to a repair, replacement, or service that benefits only the Premises (or such other tenant(s) space within the Building) or that varies with occupancy or use. Notwithstanding the foregoing or any other provision contained herein to the contrary, Landlord acknowledges and agrees that no Shared Operating Expenses with respect to the 6590 Building shall be passed through to Tenant from the Expansion Space Commencement Date through May 31, 2010. Furthermore, Landlord acknowledges and agrees that for the period running from June 1, 2010, and ending on December 31, 2010, Tenant’s liability for Shared Operating Expenses applicable to the 6590 Building shall be limited to 16.85% of such Shared Operating Expenses. Accordingly, for purposes of clarity, it is acknowledged and agreed that Tenant’s liability for such Shared Operating Expenses for such period is based upon 50% of what would otherwise constitute Tenant’s Proportionate Share. From and after January 1, 2011, Tenant’s obligations with respect to Shared Operating Expenses applicable to the 6590 Building shall be based upon its full Proportionate Share (i.e., 33.70%).

Radiant Systems, Inc.

Third Amendment to Lease

b. With respect to the above, Landlord hereby represents and warrants that Landlord’s good faith estimate of the monthly cost of Tenant’s Proportionate Share of Shared Operating Expenses for the Existing Premises as of October 1, 2009, shall be EIGHT THOUSAND, TWO HUNDRED NINETY-FOUR AND 88/100 DOLLARS ($8,294.88) per month. Payments of Shared Operating Expenses due hereunder for any fractional calendar month shall be prorated.

F. UTILITY COSTS – Landlord and Tenant acknowledge and agree that Tenant shall, from and after the earlier to occur of (i) June 1, 2010, (ii) the date Tenant takes occupancy of the Expansion Space for the purposes of commencing its business operations or (iii) the date Tenant takes possession of the Expansion Space for the purposes of commencing Tenant’s Work, be liable for the payment of all utilities utilized by Tenant with respect to the Expansion Space. Tenant shall have no liability with respect to utilities for the Expansion Space until the earlier to occur of items (i) through (iii) above.

G. LANDLORD’S WORK/TENANT’S WORK/TENANT IMPROVEMENT ALLOWANCE.

a. Landlord shall, at Landlord’s sole cost and expense, on or before January 1, 2010, complete the following work/improvements to the Expansion Space as shown on EXHIBIT “B” (Office/Warehouse Plan):

(1)	Systems: Landlord shall inspect, repair and / or replace as necessary the following items and / or systems as exists in the Expansion Space as of the Effective Date hereof so that all such items and/or systems are in good operating condition as of the Expansion Space Commencement Date;

i.	Warehouse Lights

ii.	Roof Top Units

iii.	Overhead doors

iv.	Dock Equipment

v.	Fire Protection System

(2)	Office Floors: Tenant Responsibility

(3)	Office Walls: Tenant Responsibility

(4)	Ceiling Tiles: Tenant Responsibility

(5)	Cleaning: Tenant Responsibility

(6)	Warehouse Floor: The warehouse floor shall be delivered in a broom swept-like condition.

NOTE:	Landlord shall have no obligation with respect to the low voltage wiring existing in the Expansion Space as of the Effective Date hereof. Accordingly, Tenant acknowledges and agrees that Tenant, rather than Landlord, shall be solely responsible for all alterations to or additions of low voltage wiring within the Expansion Space, including the installation of telephone / data jacks desired by Tenant.

Except as specifically set forth above, and except as otherwise provided for in the Lease regarding Landlord’s general maintenance obligations with respect to the Premises and common areas servicing the

Radiant Systems, Inc.

Third Amendment to Lease

Premises, Tenant has agreed to accept the Premises (inclusive of both the Existing Premises and the Expansion Space) in their current “as-is/where-is” condition and all other alterations or improvements required to the Premises for Tenant’s occupancy and use thereof shall be made by Tenant in accordance with subsections G(b) and (c) below.

b. Tenant’s Work: Tenant shall hire and use its project manager to manage the construction work on the Premises. Landlord shall be entitled to approve “Tenant’s Contractors”, as hereinafter defined, such approval not to be unreasonably withheld, conditioned or delayed. Tenant, through its project manager, contractor(s) and agents (collectively, “Tenant’s Contractors”) shall furnish all labor and materials as necessary to build-out and improve the Premises to Tenant’s specifications and to facilitate Tenant’s business operations on the Premises (collectively, “Tenant’s Work”). The following shall apply to Tenant’s Work:

(1) For all Tenant’s Work involving material alterations to the structure or layout of the Premises or material alterations to the mechanical or utility systems serving the Premises, Tenant’s Contractors shall prepare space plans and specifications for the Premises. Such space plans shall include commercially reasonable complete architectural, mechanical, electrical engineering, plumbing, life safety and structural drawings and specifications (including all finishes) where applicable.

(2) All plans and specifications prepared in connection with Tenant’s Work shall be in full compliance with all applicable building codes, including the ADA and its related rules and regulations, and be compatible with all insurance regulations for the Premises.

(3) Notwithstanding Landlord’s review and approval of the plans and specifications, Landlord makes no representations as to the design, feasibility or efficiency of the proposed Tenant’s Work, or whether Tenant will be able to obtain the required permits, approvals and certificates.

(4) All materials and workmanship in connection with Tenant’s Work will be of first-class quality in keeping with Landlord’s standards for the Building in which the Premises are located. If the operation of the Building or any of its equipment is in any way adversely affected by reason of Tenant’s Work, Tenant, at its expense, will use commercially reasonable efforts to remove the cause thereof upon Landlord’s request.

(5) Tenant is solely responsible for the completion of all of Tenant’s Work to the Premises in a timely manner.

(6) At all times during the progress of Tenant’s Work, Landlord will be entitled to have a representative present on the site for supervision and inspection purposes, and Landlord’s representative will have commercially reasonable access to all parts of the Premises. Such presence, inspection and/or supervision, however, will not impose any obligation whatsoever on Landlord or Landlord’s representative nor render Landlord or Landlord’s representative liable in any way for improper work or faulty materials. Landlord agrees to cooperate in all reasonable respect with Tenant’s efforts to complete the Tenant’s Work.

c. Tenant Allowance – Applicable to Existing Premises and Expansion Space

Radiant Systems, Inc.

Third Amendment to Lease

(1) Landlord shall provide Tenant an allowance of FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00) (the “Tenant Allowance”) for the Costs of Tenant’s Work, as defined below. Tenant’s improvements are to be specific to Tenant’s needs as determined by Tenant from time to time within either the 6590 Building or 6610 Building (i.e, which improvements may include, but shall not be limited to, construction/demolition of office space, bathroom or breakroom improvements, electrical needs, paint, carpet, cabling, fencing, locks/locksmiths, access control, security improvements, lighting, HVAC, HVAC management systems, closed circuit television improvements, dock levelers, window or skylight improvements, etc.). Additionally Tenant may use the Tenant Allowance to connect communication networks between the 6590 Building and the 6610 Building (underground fiber, microwave, etc.), provided such networks are consistent with applicable codes.

For the purpose hereof the “Costs of Tenant’s Work” shall mean the actual out-of-pocket hard and soft costs incurred by Tenant to complete the subject improvements, including, but not limited to architectural and space design fees and expenses, construction contract price, all costs of labor and materials, permitting fees and costs, cleaning and final clean-up costs and all other commercially reasonable costs related thereto.

Landlord acknowledges and agrees that it will fund and disburse the Tenant Allowance in monthly progress payment installments provided that Tenant or Tenant’s designated project manager has submitted all invoices and partial lien waivers (or affidavits of payment) by Tenant’s contractors and subcontractors as Landlord may reasonably require to evidence that the subject Costs of Tenant Work for which the subject draw request is being made have been paid or is being paid with such draw, and that no mechanics or other liens have been or may be filed against the Premises arising out of the design or performance of the work being performed by Tenant. Landlord will, at Tenant’s option, disburse such monthly progress payments directly to Tenant or to Tenant’s Contractors.

Furthermore, as a matter of clarification, Landlord acknowledges and agrees the Tenant may elect not to undertake the construction of certain aspects of the Tenant Work for an extended period following the Effective Date of this Third Amendment. With respect thereto, Landlord acknowledges and agrees that Tenant shall have the right to draw from the Tenant Allowance for payment of the Costs of Tenant’s Work at any time following the Effective Date hereof through March 31, 2011.

Moreover, notwithstanding any other provision contained herein or in the Lease to the contrary, Landlord acknowledges and agrees that under circumstances where Landlord is required to fund a draw of the Tenant Allowance hereunder (i.e., Tenant has fully complied with all required conditions precedent with respect to such requested draw), yet Landlord fails to fund such draw and such failure continues for a period of thirty (30) days following the date Landlord was so required to fund such draw, then, Tenant shall a right to offset such draw amount due Tenant against base rent amounts otherwise due hereunder.

In addition, in order to provide security to Tenant, Landlord acknowledges and agrees in the event Tenant has not drawn the full Tenant Allowance on or before October 1, 2010, then, if requested by Tenant, Landlord shall deposit the then undrawn balance of Tenant Allowance (the “Escrowed Funds”) into an escrow account (the “Escrow Account”) to be held by Calloway Title and Escrow or such other third party escrow agent as may be designated by Tenant subject to Landlord’s approval, such approval not to be unreasonably withheld (the “Escrow Agent”). Each of Landlord and Tenant agrees to execute and deliver such commercially reasonable form escrow agreement (the “Escrow Agreement”) as may be required by Escrow Agent to hold and disburse Escrowed Funds,

Radiant Systems, Inc.

Third Amendment to Lease

and Tenant agrees that it shall be responsible for the payment to Escrow Agent of any fees charged by Escrow Agent with respect to the holding and disbursement of such Escrowed Funds. Landlord and Tenant each further acknowledge and agree that the terms of the Escrow Agreement regarding the parties’ rights and obligations with respect to the Escrowed Funds shall be drafted by Tenant or Tenant’s attorney, provided such terms shall be subject to Landlord’s approval, such approval not to be unreasonably withheld. In essence, the subject Escrow Agreement shall provide that the subject Escrowed Funds shall be held by Escrow Agent and disbursed only for the purposes of the payment of the Costs of Tenant’s Work. The Escrow Agreement shall further provide that Tenant may, from time to time, submit written requests for the drawing of amounts from the Escrowed Funds (a “Draw Request”), which Draw Request shall be simultaneously provided to each of Escrow Agent and Landlord. In the event Escrow Agent does not receive an objection to such Draw Request from Landlord (an “Objection Notice”) within ten (10) business days following the date of Tenant’s submittal of the subject Draw Request, then, Escrow Agent shall have the right and obligation to make the requested disbursement to Tenant per the Draw Request. In the event Escrow Agent receives a written Objection Notice from Landlord within the subject ten (10) business day period, then, Escrow Agent shall not make the subject disbursement to Tenant unless and except under circumstances where Escrow Agent receives joint instructions from Tenant and Landlord to proceed with such Draw Request. The Escrow Agreement shall further provide that in the event of a dispute as to any Draw Request which is not resolved within ten (10) business days following the date of Escrow Agent’s receipt of an Objection Notice, then, Escrow Agent shall be authorized to interplead all interested parties in a court of competent jurisdiction and to deposit the then remaining balance of the Escrowed Funds held by it with the applicable Clerk of Court and thereupon shall be released and discharged from all duties under the Escrow Agreement. Further notwithstanding any other provision contained herein to the contrary, it is acknowledged and agreed that in the event Landlord fails to comply with its obligations to enter into the Escrow Agreement or deposit the subject Escrowed Funds in accordance with the provisions of this paragraph, and such failure continues for a period of fifteen (15) business days following the date of a notice from Tenant to Landlord confirming such failure, then, Tenant shall have the right to thereafter offset the then remaining Tenant Allowance against base rent amounts otherwise due under this Lease. At the close of business, March 31, 2011, the escrow account shall be closed and all funds returned to Landlord.

H. RIGHT OF FIRST OPPORTUNITY – Subject to and in accordance with the following terms and conditions, Tenant shall have a right of first opportunity (the “Right of First Opportunity”) to lease, in its then AS-IS condition, all of that certain approximate 62,021 square feet of space located within the 6590 Building that is identified on Exhibit A hereof as the “RFO Space”, said space being, known as 6590-B Shiloh Road, consisting of approximately 23,275 square feet and being presently vacant, and 6590-C Shiloh Road, consisting of approximately 38,746 Square Feet and being presently occupied by Impulse Technologies (together with its successors and assigns, the “Existing Tenant”).

a. Should the Landlord issue or receive an offer to lease all or any portion of the RFO Space to or from a bona fide third party prospect other than the Existing Tenant (such an offer being referred to herein as a “Third Party Offer” and the space which is the subject of such offer being referred to herein as the “Offer Space”), Landlord shall notify Tenant thereof in writing, which notice shall set forth, as the Base Rent for the Offer Space, the then-prevailing “Market Rate” on a per square foot basis as then announced by Landlord for the 6590 Building for new tenants in the 6590 Building. When establishing the Market Rate for the subject Offer Space the Landlord shall take into account among other things, the location of the premises, quality of construction, stacking height, quality and type of paving, sprinkler system, bay sizes, landscaping, type and age of existing improvements,

Radiant Systems, Inc.

Third Amendment to Lease

and all other relevant factors. Such notice shall also set forth the minimum duration of the lease required by Landlord for the Offer Space. Tenant shall have five (5) business days after Landlord’s notice to respond as to whether or not Tenant desires to lease the entire Offer Space upon the terms established in Landlord’s written notice. If Tenant elects not to lease the Offer Space or fails to respond within such five (5) business day period, then Landlord shall have the right to lease the Offer Space to the bona fide third party prospect upon such terms as are no more favorable than those offered to Tenant.

b. Tenant acknowledges that Tenant’s Right of First Opportunity as set forth in this Section H. is and shall at all times be subject and subordinate to the Existing Tenant’s (Impulse Technology) desire to renew its lease for the space currently known as 6590-C Shiloh Road which is presently set to expire on April 30, 2010.

c. If Tenant elects to lease the Offer Space, the duration of the lease of such Offer Space will be equal to the greater of (i) the duration set forth in Landlord’s notice as described above or (ii) the duration of the remainder of the original term of the Lease for the Premises, and the Base Rent for the Offer Space shall be an amount equal to the Base Rent rate set forth in Landlord’s notice as described above. Base Rent for the Offer Space shall commence on the date Landlord delivers possession of the Offer Space to Tenant. Moreover, if Tenant elects to lease the Offer Space, Tenant’s Proportionate Share of Shared Operating Expenses for the 6590 Building shall be appropriately increased to reflect the increased size of the Premises. Except as expressly set forth to the contrary in Landlord’s notice as described above, from and after the date Tenant is required to pay Base Rent hereunder with respect to Offer Space, all other terms and conditions of this Lease shall apply to the Offer Space and the Offer Space shall be deemed to be a part of the Premises.

d. Tenant’s right to exercise the Right of First Opportunity and to lease the Offer Space shall be contingent upon the Tenant not being in Default under the Lease beyond any applicable notice and cure period, either at the time of Tenant’s election to lease the Offer Space or as of the commencement of this Lease as it relates to the Offer Space. Notwithstanding anything in this Lease to the contrary, Tenant shall have no right to exercise the Right of First Opportunity nor shall Landlord have any obligation to submit an offer to Tenant with respect to the Offer Space before entering into a third party lease with respect thereto at any time (i) during which Tenant is in Default under the Lease (following the expiration of all applicable notice or cure periods), or (ii) when the Lease is not in full force and effect, (iii) Tenant has subleased all or in excess of twenty-five percent (25%) of the Premises or assigned the Lease, or (iv) when there remains less than twelve (12) months in the term of this Lease (taking into account Tenant’s exercise of any renewal rights provided for in this Lease).

e. Landlord acknowledges and agrees that notwithstanding any other provision contained in the Lease to the contrary, all notices provided by Landlord under and pursuant to this Section H (Right of First Opportunity) shall be provided by either a certified mail return receipt requested or a reputable overnight delivery service. Furthermore, Tenant’s five (5) business day response period shall commence upon Tenant’s actual receipt or “deemed receipt” of such notice as defined below. For the purposes hereof, “deemed receipt” shall mean that the subject notice was actually delivered to Tenant at the address provided for under this Lease, yet no acknowledgement of receipt of such notice was executed by Tenant. In addition to the aforementioned notice requirements, Landlord shall, within one (1) day of the date of its sending out the subject notice via a method

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Third Amendment to Lease

permitted above, also provide a scanned copy of the subject notice letter in PDF format to each of the following e-mail addresses: Mike.Weber@radiantsystems.com and Jamie.grayes@radiantsystems.com.

f. Notwithstanding any other provisions contained herein to the contrary, Tenant acknowledges and agrees that under circumstances where Landlord has issued to Tenant a notice of a Third Party Offer as to specific Offer Space in accordance with the provisions of Subsection H(f) above, yet, Tenant does not elect to lease such subject Offer Space in accordance with the provisions hereof, then, for a period of one (1) year following the date of Tenant’s receipt or deemed receipt of such Landlord’s notice, Landlord shall have no obligation to notify Tenant of additional Third Party Offers with respect to the RFO Space. Following the end of such one (1) year period, Tenant shall again be entitled to the benefits of its Right of First Opportunity with respect to the then remaining RFO Space. For the purposes of clarification, it is acknowledged and agreed that under circumstances where Tenant elects to lease subject Offer Space in accordance with the provisions of this Section H, then, there shall be no suspension of Tenant’s Right of First Opportunity rights and benefits with respect to the then remaining RFO Space.

I. MODIFICATION OF RENEWAL OPTIONS. Tenant acknowledges and agrees that all renewal or extension options as previously contained in the Lease are hereby deleted in their entirety and the following single five (5) year renewal option is inserted in lieu thereof: Provided this Lease, as amended, is in full force and effect at the expiration of term that ends on the Revised Expiration Date (December 31, 2017), and provided that Tenant is not then in Default under the Lease past all applicable notice and cure periods, the term shall be further extended at the option of Tenant (the “Renewal Option”) for a single additional period of five (5) years (the “Extended Term”) running from January 1, 2018 through December 31, 2022 on the same terms, covenants and conditions as herein set forth, except that the annual Base Rent due during the Extended Term shall be the “Fair Market Rental Rate”, as defined below; provided, however, that in no event shall the Fair Market Rental Rent be less than the Base Rent then existing as of the Revised Expiration Date. In order to exercise Tenant’s option to renew the Lease for the Extended Term, Tenant shall give Landlord a minimum of nine (9) months prior written notice of such election (i.e., such notice must be given on or before March 31, 2017). Tenant’s failure to timely exercise the Renewal Option shall result in a waiver of such Renewal Option, it being specifically acknowledged by Tenant that time is of the essence with regard to the Renewal Option.

As used in this Third Amendment, the term “Fair Market Rental Rate” shall mean the then prevailing annual rental rate per square foot of space comparable in use, area and location to the space for which the Fair Market Rental Rate is being determined and being leased for a duration comparable for which such space is leased for periods commencing on or about the commencement of the term of such space. The Fair Market Rental Rate shall be determined by taking into consideration comparable fact situations during the prior 12-month period in comparable submarkets in Atlanta, Georgia metropolitan area.

Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental Rate within ten (10) days after Landlord’s receipt of Tenant’s extension election notice. If Tenant disagrees with Landlord’s determination of the Fair Market Rental Rate, Tenant shall notify Landlord of Tenant’s disagreement within twenty (20) days after Tenant’s receipt of Landlord’s notice of its determination of the Fair Market Rental Rate. If Tenant so notifies Landlord, that Landlord’s determination of the Fair Market Rental Rate is not acceptable to Tenant, Landlord and Tenant shall, during the twenty (20) day period after Tenant’s notice, attempt to agree on the Fair Market Rental Rate. If Landlord and Tenant are unable to agree during such twenty (20) day period, then the Fair Market Rental Rate shall

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Third Amendment to Lease

be determined as provided below: Landlord and Tenant shall each select an expert (as hereinafter described) within twenty (20) days after the expiration of the aforementioned twenty (20) day period. Such experts shall be independent and experienced in leasing similar-class warehouse real estate in the comparable submarkets of Atlanta, Georgia metropolitan area, and shall be instructed to form their opinions based on the criteria specified above. Both experts so selected shall within ten (10) days after their selection, select a third (3rd) expert who shall also meet the same qualifications. The three (3) experts so selected shall within fifteen (15) days after the selection of the third (3rd) expert each independently formulate their opinion of the Fair Market Rental Rate for the space and period in question. The three (3) opinions shall then be averaged and such average shall be the Fair Market Rental Rate; provided, however, that if any experts opinion is more than five percent (5%) greater or less than the middle opinion, then such greater or lesser opinion (or both if each is more a variance from the middle opinion than five percent (5%), shall be disregarded and the remaining number of opinions shall be added together with the sum thereof divided by the remaining number of opinions and the quotient thereof shall be the Fair Market Rental Rate. The determination of the Fair Market Rental Rate by the three (3) experts (or such lesser number of experts as may be applicable in accordance with the above provisions) shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay for the services of its expert and shall share equally in the cost of the third expert.

J. RATIFICATION AND CONFIRMATION OF LEASE – Except as herein expressly modified or amended, the terms and conditions of the Lease, as previously amended, are hereby ratified and confirmed; provided, however, that to the extent, if any, that the terms and the provisions of this Third Amendment conflict with the terms in the Lease, as previously amended, this Third Amendment shall control and supersede such Lease, as previously amended.

K. BROKERS – Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CB Richard Ellis, which represented Tenant in the negotiating and making of this Third Amendment. Landlord shall pay CB Richard Ellis a lease commission for its services related to this Third Amendment pursuant to a separately negotiated commission agreement.

L. NO DEFAULTS – Each of Landlord and Tenant hereby agree that to the best of their respective knowledge, there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.

M. HEADINGS – The headings used herein are provided for convenience only and are not to be considered in construing this Third Amendment.

N. ENTIRE AGREEMENT – This Third Amendment represents the entire agreement between the parties with respect to the subject matter hereof. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Premises other than the Lease and this Third Amendment.

O. BINDING EFFECT – This Third Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.

P. COUNTERPARTS/ELECTRONIC EXECUTION – This Third Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Seller and Buyer, and the signature of any party to any kind of

Radiant Systems, Inc.

Third Amendment to Lease

part shall be deemed a signature to and may be appended to any other counterpart. Facsimile and electronic signatures are deemed original signatures and shall be binding and effective.

Q. SIGNAGE RIGHTS WITH RESPECT TO EXPANSION SPACE. Landlord acknowledges and agrees that in the event that the Tenant desires to do so, Tenant shall have the right, at its sole cost and expense, to place its commercially reasonable signage on the monument sign serving the 6590 Building. IN

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals.

EXHIBIT A

(Floor plan of Building 6590 showing location of Expansion Space and RFO Space)